Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-53562 and 333-50124) pertaining to the 1992 Stock Incentive Plan and Comdial Corporation 401(k) Plan, respectively, and the Registration Statement (Form S-1 No. 333-103182) pertaining to the Prospectus of Comdial Corporation for the registration of 9,048,439 shares of its common stock, of our report dated February 18, 2005, except for Notes 1, 2 and 8, as to which the date is March 31, 2005, with respect to the consolidated financial statements and schedule of Comdial Corporation as of and for the year ended December 31, 2004, included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Aidman Piser & Company, P.A.
Tampa, Florida
April 13, 2005

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